Exhibit 99.2

Trex Company, Inc.

Third Quarter 2021 Earnings Conference Call

Monday, November 08, 2021, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks—President, Chief Executive Officer

Dennis Schemm—Senior Vice President, Chief Financial Officer

Bill Gupp—Senior Vice President, General Counsel, Secretary

Viktoriia Nakhla—Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Third Quarter 2021 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Bill Gupp, Senior Vice President, General Counsel and Secretary as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the third quarter 2021. This release is available on the company’s website. This conference call is also being webcast and will be available on the Investor Relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill…

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Bill, and good evening, everyone. Thank you for joining us today to review Trex Company’s third quarter results and year-to-date performance, along with our business outlook. This was another great quarter for Trex. Robust demand, fueled by the unmet strength of the Trex brand, along with our increased manufacturing capacity, combined to drive 45% year-over-year sales growth to a record $336 million. Dennis will provide more detail around our financial results.

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But I want to highlight that despite considerable inflationary headwinds, Trex reported a strong EBITDA margin of over 32%, and an increase in net earnings of 73% from the prior year period and a record $0.64 per share. Thank you to all of our Trex team members, our distribution team, our partners of both the Pro and DIY channels, as well as our contractor community for making this strong growth and performance possible. Trex continues to successfully execute on our long-term strategy of gaining market share from wood within an expanding decking market.

Outdoor Living remains one of the fastest growing categories within the repair and remodel sector, and the strength of the Trex brand coupled with our expanded manufacturing capacity, our key competitive advantages, helping us to effectively unlock potential market share and drive long term growth. We continue to benefit from increasing consumer interest in our environmentally friendly, low maintenance product portfolio that transforms and enhances the Outdoor Living experience.

With the strong momentum in the category and our success to date in converting share from the wood decking market, our analysis suggests an acceleration in market share gains from wood. It is estimated that gains from wood are now approximately 2 percentage points in market share per year, up from 1 percentage point, with composites accounting for approximately 24% to 25% of the overall decking market volume in North America.

Last week, we had the pleasure of hosting our channel partners at our Annual Distributor Meeting in California, where it was great to be face-to-face for the first time since the start of the pandemic. Our distributors are the best in the business, and are poised to execute growth to convert wood, and continue the success in growing composite decking and railing market. Across the board, there was universal agreement that we are early in the wood conversion opportunity, and we will all need to invest for growth.

We continue to track our website activity as a proven indicator of consumer demand. Traffic to Trex websites remains robust with high levels of dealer and contractor searches in the third quarter. Trex.com and decks.com together continue to account for nearly 70% of the category website traffic, reflecting the company’s unparalleled strength in capturing consumer interest in Outdoor Living. As consumer decisions are increasingly driven by digital content, we continue to strengthen and enhance our digital footprint to support long term sales growth.

We remain focused on ensuring the capacity to service our channel partners is aligned with both current demand and expected future growth. Having recently completed a $200 million manufacturing capacity expansion at our Virginia and Nevada facilities, our engineering team is currently installing incremental decking lines within our new Virginia facility that will further expand our production capability.

Additionally, we recently announced plans to develop a third US based manufacturing facilities on approximately 300 acres in Little Rock, Arkansas. When this plant opens in 2024, Trex will have the strategic advantage of unmatched geographical coverage with sites servicing the East Coast, West Coast and Central regions that will provide our customers with better access to Trex Residential Products when and where they need them.

The new site represents a strategic investment in our company’s future and the success of our value channel partners. Little Rock emerge as the best fit for our future needs, as it offers proximity to a center of raw materials, a strong pool of qualified and skilled labor, proximity to key growth regions for wood conversion and adjacency for major transportation hubs that can optimize freight costs.

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Trex plans to invest approximately $400 million over five years, funded primarily through ongoing cash generation. With the potential to become our largest manufacturing facility over time, the Arkansas manufacturing campus will eventually include buildings dedicated to decking and railing production, plastic film recycling and processing, reclaimed wood storage, warehousing, and administrative offices.

Construction is slated to begin early next year with a modular development approach calibrated in alignment with demand trends. We expect initial production output to begin in 2024 and over time, the facility will employ approximately 500 people. These expansion activities provide Trex with additional capacity to flex with demand by adding capacity as needed, while providing bandwidth to pursue opportunities to expand domestically and internationally, as we continue to drive wood conversion and capture incremental market share from the strength of Trex products and the brand.

While focused on capacity expansion and strategic initiatives that support future growth opportunities, we remain committed to operating for the good of our employees, communities, and the planet, consistent with our heritage of advancing environmental and social responsibility. We continually strive to minimize the environmental impact of Trex operations even as our company grows, and we remain one of the largest recyclers of polyethylene in the US, diverting 850 million pounds of plastic and reclaimed wood from landfills annually. We remain mindful of the need for Trex employees and partners to be respected and empowered to perform at their best and we continue to support the communities where we work by giving back through community-based organizations and programs.

I will now turn the call over to Dennis Schemm for details on our third quarter and year-to-date financial performance and our business outlook. Dennis…

Dennis Schemm

Thank you, Bryan. I’m pleased to report on Trex’ strong third quarter results and year-to-date performance as well as our expectations for the rest of the year. During the 2021 third quarter, we experienced impressive sales growth of 45% to a record $336 million in total net sales. Trex Residential sales increased 46% to $319 million, primarily led by strong volume growth, limited channel inventory and a small benefit from our recent price increase that aided September results. Trex Commercial Products contributed $17 million to net sales, up 28% from the 2020 third quarter.

During the third quarter, topline was constrained due to labor availability, but we were able to manage through labor shortages, service our customers and deliver strong performance. Consolidated gross margin for the third quarter was 38.2%, reflecting the benefit of higher sales and manufacturing volumes, offset by continued inflationary pressures on raw materials, higher transportation costs and labor constraints. This compares to gross margin of 36.7% in the year ago quarter, which included the impact of the $6.5 million Trex Residential warranty reserve charge.

Excluding this charge, third quarter 2020 consolidated gross margin was 39.5%. Inflation and higher transportation costs impacted gross margins by 750 basis points in the quarter. We expect improvement in gross margin in the fourth quarter benefiting primarily from our recent price increase and increased production efficiencies. Third quarter 2021 gross margins for Trex Residential and Trex Commercial were 38.9% and 24%, respectively.

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SG&A expense was $30 million, compared to $28 million in the same period last year. SG&A in the third quarter includes a gain on insurance proceeds of $3.7 million related to the fire at the Virginia facility that occurred in March of this year. Excluding this gain, SG&A was $34 million for the 2021 quarter.

As a percentage of net sales, excluding the insurance recovery, third quarter SG&A was 10.1% of sales, demonstrating the positive operating leverage inherent in our business model. Strong sales growth amid disciplined SG&A spending resulted in significant operating leverage in the third quarter, even as we continue to experience inflationary pressures.

Bolstered by strong topline growth, 2021 third quarter net income grew 73% to $74 million or $0.64 per diluted share from net income of $43 million or $0.37 per diluted share in the 2020 third quarter.

EBITDA increased 76% to $108 million and EBITDA margin expanded to 32.2%, compared to EBITDA of $61 million and EBITDA margin of 26.6% in the 2020 third quarter. Excluding the warranty charge, third quarter 2020 net income was $48 million or $0.41 per share and EBITDA and EBITDA margin were $68 million and 29.4% respectively.

Now moving forward to our financial performance year-to-date. Consolidated net sales increased 37% to $893 million compared to the same period last year. Higher net sales were primarily driven by a 39% growth in Trex Residential sales to $851 million compared to the same period last year. The growth in Trex Residential sales was substantially all due to volume growth as our capacity expansion program was fully operational as of the end of May, enabling us to capture additional growth. The increase in net sales of Trex Residential included a small impact from our price increase realized in September.

Trex Commercial contributed an additional $42 million to net sales. Net income year-to-date increased to $184 million or $1.59 per diluted share compared to $132 million or $1.14 per diluted share during the same period in 2020. EBITDA increased 44% to $271 million and EBITDA margin improved to 30.3%, compared to EBITDA of $188 million and EBITDA margin of 28.8% in the same period in 2020.

Excluding the warranty charge, year-to-date 2020 net income was $137 million or $1.18 per diluted share and EBITDA and EBITDA margin were $194 million and 29.8% respectively. Year-to-date capital expenditures were $124 million, with the majority of this investment supporting the capacity expansion program completed in May.

In addition, year-to-date, we repurchased 576,714 shares of Trex outstanding common stock under our stock repurchase program at an average price of $90.68 per share. We have 8.2 million shares remaining to be repurchased under the current program. Also, since the end of the third quarter, we have been active with share repurchases under the same program.

Looking ahead, we expect the following:

•

Fourth quarter consolidated net sales to range from $295 million to $305 million, representing year-on-year growth of 31% at the midpoint and reflecting strong consumer demand and further infill to low channel inventories.

•	In addition, we anticipate incremental EBITDA margin for the fourth quarter exclusively to be between 35% and 40%.

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•	Our full-year 2021 tax rate will be approximately 25%.

•	Depreciation will range from $30 million to $35 million.

•

Full-year spending on CAPEX is expected to be in the range of $135 million to $155 million, which includes the installation of additional decking production lines to further boost our capacity in existing facilities.

Now, I will turn the call back to Bryan, for his closing remarks.

Bryan Fairbanks

Thank you, Dennis. Based on our strong performance year-to-date and indications for continued healthy demand going forward, we are on track to deliver double-digit revenue growth for the full year 2021 and into ‘22. As we mentioned last quarter, we continue to focus on cost reduction projects and identifying continuous improvement opportunities to enhance our margins.

Specifically, our efforts are primarily centered on increased automation, modernization, enhanced energy efficiency and improvements to raw material processing. At the same time, we intend to expand our marketing campaigns, highlighting the advantages of Trex decking over wood as well as a focus on innovation and new product development that further strengthens our consumer brand and distribution advantages. These initiatives should help drive continued robust topline and profit growth and accelerated market share conversion.

Operator, we can now take questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” Please limit your questions to one with a single follow-up.

Our first question is from Stanley Elliott with Stifel. Please go ahead.

Stanley Elliott

Hey, Bryan, Dennis. Thank you, guys, for taking the call and congratulations. Curious on the conversations that you’re having within the channel and some of the research you’re doing online and what not. The improvement that you see in the conversion on the wood opportunity at 2% has been pretty spectacular. Would you guys hesitate to guess kind of where you think ultimately this market could end up getting in terms of the conversion opportunity?

Bryan Fairbanks

Yes, thanks, Stanley. Thanks for being on this evening. We continue to hear really great feedback from the marketplace and people’s understanding of the opportunity with composites, with the product lines that we have, we can enhance at the entry level and of course our higher end products. Here is a product for every segment of consumer and unlike five, seven years ago, consumers know more about composites today. So, when we look out over the long term that 45% to 50% of the overall marketplace, we are definitely capable of getting to those type of numbers and share.

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Stanley Elliott

Great, guys. Thank you very much and best of luck.

Bryan Fairbanks

Thanks.

Operator

The next question is from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey guys, nice quarter.

Bryan Fairbanks

Good evening. Thanks.

Ryan Merkel

So, Bryan, can you unpack the labor shortage comment that you made. How impactful is that in the quarter and then are you making progress in 4Q?

Bryan Fairbanks

Yes, I think one of the things…we forget about this internally as we work through adding all of this capacity, we needed to be able to staff up to support that additional 70% capacity. And we did a pretty good job of that moving through the end of last year and into the beginning of this year. Some of those other labor shortages we had were offset because we were bringing people on ahead of time for that new capacity. It did start to catch up with us as we got into the second quarter and all of that capacity was available and definitely into the third quarter. Things are improving at this point. I wouldn’t say it’s where I want it to be today, but it looks much better than it did 90 days ago. And we have had to make changes to some of our compensation schemes, incentives, higher on bonus stay for six months, things like that we’ve had to put in place.

Ryan Merkel

Got it, okay. And then on gross margin. I missed it. How much did supply chain hurt in the third quarter and then more importantly in the fourth quarter, do you expect to make progress on gross margins since you’re going to be capturing more price?

Dennis Schemm

Yes, so we came in at 38.2% from a gross margin perspective, we’re up 150 basis points. It was a really good quarter for us. I think the headline is, we overcame 750 basis points of inflation and raw materials and labor and transportation. And so, to me that’s the real news there and I think that’s pretty remarkable, and we did that through a combination of better absorption, we had a little bit better pricing in there as well and then our cost management and SG&A discipline. So, we did a really nice job.

Ryan Merkel

And then just sequentially, are you going to make progress in 4Q on gross margin?

Dennis Schemm

Yes, we expect to see some progress there basically because of, we’ll have a full three months’ worth of our price increase in place.

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Bryan Fairbanks

We also have a price increase coming in beginning of November as well too. So, we will have two months of that price increase come through. Inflation unfortunately has not abated at this point. When we talked last quarter, we had expected things to soften somewhat during the third quarter, it didn’t. So, we are still working to catch up and I’m confident that we will. And we’ve taken more price increases this year than last time with a major price increase was all the way back in 2012.

Ryan Merkel

Thanks for the color, guys.

Bryan Fairbanks

Thanks.

Operator

The next question is from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hey, good evening, everyone. Congrats on the results and a pretty dynamic environment here.

Bryan Fairbanks

Thanks.

Matthew Bouley

Same topic, on the gross margin side. I think you said last quarter, maybe, Dennis, you were talking to early ‘22, I think you kind of termed it getting back to the Trex gross margins that we’re used to. Just any kind of update on how to think about the cadence of gross margin recovery beyond Q4 here? Thank you.

Dennis Schemm

Yes, I do think sequentially we will see a step up from Q3 to Q4 as we start rounding into the New Year, you would also expect us to see gross margins north of 40%. It’s going to be based on…continue to look at pricing, our pricing situation as well as the cost out opportunities that Bryan talked about. So, we’ll continue to focus on continuous improvement, automation, raw material formulations, those will be our big focus areas going forward that will help us.

Matthew Bouley

Wonderful. Great. Thank you for that Dennis. And second one on the Little Rock capacity. I guess number one, just if there is any quantification, I guess on how much capacity you may be adding when this is fully ramped. That’s part one and part two is, I’m just curious as you picked the Little Rock area for this capacity, I’m curious if you can get into any color around the conversion opportunity from composite or from wood to composite in kind of the surrounding regions there? Thank you.

Bryan Fairbanks

Sure. We see the Southern region as an excellent area where we can convert more of the pressure treated Southern pine marketplace to Trex composite. So that’s one of the things that energizes us about the location around of being able to service some of those markets. From a size perspective, in essence, what we will be building is, buildings just like we just put here in Winchester. Engineering is done. We understand what the performance is. We’ve got all the drawings. We know how to build them along the way. So, as I mentioned in my comments, it will be modular. We have the ability to add multiple buildings like this and this will give us the long-term capability to grow. So, we haven’t put a specific number on it, because it really carries us out over the next 10 years with the organization.

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Matthew Bouley

Got it. Well, thank you, Bryan and thanks, Dennis. Good luck, guys.

Bryan Fairbanks

Thanks.

Dennis Schemm

Thank you.

Operator

The next question is from Trey Grooms with Stephens Inc. Please go ahead.

Trey Grooms

Hey, good afternoon, everyone, and well done with another great quarter.

Bryan Fairbanks

Thanks, Trey.

Trey Grooms

I’m kind of going to follow-up on this Little Rock expansion. You mentioned that this was to address long term demand trends and pursue new growth opportunities. One, I didn’t know if there was anything you could expand on as far as new growth opportunities you mentioned? And secondly, going through kind of that conversion, kind of outlook that you were talking about to answer another question, where you’re seeing it could possibly go from 24% or 25% of the market to 50% of the market? And Bryan to your last comment that this could give you some capacity to handle the next 10 years, possibly, is that to say that if we were to see this wood to composite transition continue for the long term, do you feel like what you have kind of planned out here at Little Rock is sufficient to get you to that kind of range for getting closer to that 40% or 50% type conversion range or will there be more behind it?

Bryan Fairbanks

I haven’t put those numbers together yet, but we have a lot of property down in Little Rock, and we can add a lot of lines down there to be able to service that demand. There is also beyond the property that we acquired, there is a significant amount of space to be able to expand within that same industrial yard. As we look at the growth opportunities, I think there are three of them that are meaningful. We’ve talked a lot about international. We are back to growing international more quickly than what we’ve been growing in North America. I expect that will continue next year.

We’ve talked in the past, a little bit about new builder programs. And while we don’t have enough capacity right now to really take that on full-hearted, we are starting to have those discussions, and with the announcement of Little Rock coming onboard, these take time to build out and come to the appropriate agreements. So, we are starting with that effort. We’ve got a few people on the ground and we are engaging with the national homebuilders. And then the last one is cladding. Cladding has been a popular product mostly on the West Coast, but we’re starting to see that look come more east. And it’s been a product that we’ve had in the market. It’s the same as our existing Transcend deck board. It’s been in the market for some time, but

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we’ve not been able to fully market that due to the capacity constraints. And we see a great opportunity to add incremental volume through that cladding opportunity, and these are people that would be using probably a different type of sighting [ph] for a different design look on the outside of their business. So, it is a sub-segment of the overall sighting industry, and we’ll do some more work to try to better quantify what that opportunity is over time.

Trey Grooms

Awesome. Thanks for that. And then as a follow-up, with these long term growth plans you’re describing and as you think about the raw material side of things, clearly, you guys have been in the recycled or scrap polyethylene game for a long time, but with an outlook for strong growth in this, would the composite conversion and other products that [indiscernible] like what you’re talking with the cladding, at what point does the raw material availability become an issue or is there plenty out there to provide for the kind of growth we could see over the next several years once this expansion has rolled out, and the growth that’s ahead?

Bryan Fairbanks

Yes, with the growth that we’ve had this year, year-to-date 37%, growing much more quickly than what the market for recycled is right now, there is some challenge in the short term. Normally, this business has been growing in the teens up to 20%. And we’ve been able to add to our sourcing capability in excess of those amounts every year along the way. This year, the growth has been so much higher, we’ve really had to look at every location possible. Our inventories are a little bit lower. We’ve added people onto our sourcing team, and we see the ability to be able to continue growing that and service the marketplace.

Trey Grooms

Alright, thanks guys. I appreciate taking the questions.

Bryan Fairbanks

Thanks.

Operator

The next question is from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi guys. Good afternoon.

Bryan Fairbanks

Hey Tim, good evening.

Tim Wojs

Maybe just to start on the growth commentary for ‘22. Just trying to think about the pieces. Any sense for what pricing contribution and maybe channel inventory kind of normalization might be for ‘22 as you look at next year?

Bryan Fairbanks

There is still discussions going on as to where we will be on pricing. So, I don’t want to jump into that, but it will be meaningful on a year-over-year basis. Dennis may be able to jump in on how much pricing comes through and what we’ve already taken.

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Dennis Schemm

Well, I mean basically what we’re trying to do with our pricing philosophy is to offset the inflationary aspects. And so, from a year-to-date perspective, we’ve probably seen about 5%, 6% inflation on our raw materials as a percent of sales. From a price perspective, we’re pretty much right there, covering that almost from a dollar perspective. And then from there what we continue to do is look for the cost-outs to help us with our margins and so forth.

Tim Wojs

Okay. And then as you think about kind of the margin composition going forward, how would you think about kind of gross profit margin leverage from here and SG&A leverage over the next couple of years?

Bryan Fairbanks

I think the key focus here will continue to be on EBITDA margin, and even with the pressures we’ve seen at the gross margin level, we’ve been able to continue to improve that EBITDA. So, we’ll look to leverage both at the gross margin level, as well as, at the SG&A level. And remember our entry level product line doesn’t carry the same level of branding. We will be increasing our branding spend next year back to more of a normalized, probably in the 5% to 6% type range of sales. But when you sell an enhanced basic deck board it doesn’t carry that same level of spending along the way. So, we still see that opportunity to be able to leverage. Now, next year there will be some of those costs coming back in again. You’ll get back to a full year of normalized travel from the sales team, as well as the rest of the overall Trex organization. Get back to doing shows like The Builder Show, regular meetings, those sort of things and marketing along the way.

Tim Wojs

Okay. Okay, great. Good luck and I will see you again.

Bryan Fairbanks

Thanks.

Dennis Schemm

Thank you.

Operator

The next question is from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi. Thanks for taking my questions today, and congrats on the strong quarter.

Dennis Schemm

Thanks, Jeff.

Jeff Stevenson

So my first question is just on how much of the volume growth at the midpoint of your fourth quarter sales guidance is inventory channel filled with new industry capacity up and running, and you can just update us where channel inventory levels are currently and when we might expect them to return closer to normalized levels?

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Bryan Fairbanks

Yes, so a good follow-up. Tim asked about that as well too. So, we do see inventory build inclusive of the fourth quarter number along the way. Coming out of the third quarter, inventories were built at the retail level, both at DIY, as well as, in the pro channel. So, you can get the product, especially at the larger dealers that were out in the marketplace, as well as, virtually any DIY store. If we now look at the fourth quarter, we see that, I don’t think inventory will get all the way back to a completely healthy level, but we are starting to see that inventory build now. Usually, you see fourth quarter come down quite a bit sequentially from the third quarter. This is still an extremely strong fourth quarter for us. The growth is quite strong and so there will be inventory build along the way. I can’t really give you a number of that right now, because it depends upon that underlying market strength. But as we get into the end of the year call, we’ll definitely update the market on where we stand inventory wise and how much of that is a one-time inventory build versus underlying market growth.

Jeff Stevenson

Okay, great. No, that’s very helpful. And I just wanted to ask about kind of high level of CAPEX priorities. In 2022, obviously you’re doing a number of cost-out projects now, and in the past, you’ve talked about a long runway of those and then you’re beginning you’re Little Rock facility in early 2022. So how should we think about the progression of cost out projects next year and CAPEX in general?

Dennis Schemm

Yes. That’s a great question. So, we’ll certainly have more detail for you come to Q1 of 2022 when we go through the earnings cycle there with you. However, I think this year, we plan on spending roughly between $135 million and $155 million in 2021. 2022 will clearly be less than this year as 2021 was mainly the finalization of the $200 million in capacity expansion. So, I would look at 2022 as being a transition year between this capacity expansion and then Little Rock, because as we move into 2023, you’ll start to see investment in Little Rock pick up more significantly. So, what’s left in 2022 then is really debottlenecking, automation, other type of cost out projects to make us more effective and more efficient.

Jeff Stevenson

Okay. That’s helpful. Thanks again.

Operator

The next question is from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. You had said in the fourth quarter EBITDA contribution margin will be between 35% and 40%, that puts in the low-30s for the year. Obviously, you have a lot of challenges there. What do you think that the kind of average contribution margin over a longer period of time looks like at this point?

Dennis Schemm

Yes, I think we’re clearly over time going to demonstrate leverage on the EBITDA line. As SG&A today is low, we’ll continue to see more and more leverage there even though as Bryan mentioned that we’ll see some brands spend pick up in 2022, but as basics becomes a bigger part of the portfolio over time it does not require that same level of advertising and branding spend. In addition, we’re not going to be adding people at the same rate which we’re growing as well. So, I clearly see that EBITDA margin improving and expanding over time.

Keith Hughes

Okay. One other question. As you look at your production schedules, you sort of talked what your inventory was, do you see the beginning of ‘22 as a period where you’re still catching up on or getting inventory in the channel, or do you think you’ll be able to finish that by the end of the year?

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Bryan Fairbanks

I think we’ll still be putting some inventory in the channel in the first quarter of next year. The question is going to be how much? One of the things that I mentioned to our distributor partners last week is that given the size of this market today, it’s important that we have inventory at all levels of the channel and make sure that our yard has what we need, their yards as well as the dealer yards, so that we’re always able to have the product necessary to serve customers as we continue to convert that share.

Keith Hughes

Okay, thank you.

Operator

The next question is from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Thanks, good afternoon, everyone, and thanks for taking my questions. Firstly, I just wanted to circle back to the gross margins for a moment and just wanted to make sure I’m hearing you correctly and thinking about things in the right context. You said that you’re expecting some improvement sequentially in the fourth quarter, but that for next year, you would expect to be above 40%. So, I would presume that means that you’re not kind of getting above 40% yet in the fourth quarter itself. And then when we talk about 2022, any reason why you can’t get back to like you did 41.1% in 2019, 41.5% in 2020. Any reason you can’t get back fully to that type of a level, given all the different margin improvement initiatives that you’ve been talking about?

Dennis Schemm

Well, right now, we are looking to step up from Q3 to Q4 and again we’ll have that full impact of the pricing increase with the three months, the additional that Bryan talked about as well, that’s going to help us take a step up. In addition to that, we’re going to continue to make progress now on our cost-out initiatives as we move forward into 2022. And so, we should start to see better absorption as well as we have the full capacity to play out as well for us. So, I would expect us to be north of 40% and we’ll have more clarification moving forward. I think the more important line to be looking at too though is on that EBITDA margin line, right. And we’re going to continue to see expansion there. In my opinion, there is no reason why we couldn’t be up at that 35% to 40% incremental over the longer term. It just makes sense that we could see that sort of expansion on incremental.

Michael Rehaut

Okay. I appreciate that. I guess, secondly, on the SG&A, you talked about expanding some marketing campaigns may be T&E starting to normalize. Obviously, it depends on, still your rate of topline growth, but presuming something that’s at least 15%, 20% year-over-year growth, which seems like with all the capacity expansion and price increases you’d be on track to do, would you expect further leverage in ‘22 on SG&A in spite of some of those higher dollar cost, but on a percent of sales, expect maybe some further improvement in terms of the SG&A ratio?

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Dennis Schemm

Yes, we’re going to have a lot more information for you on SG&A in the coming year. I think what we’re trying to get across today is that we still expect to be very disciplined in our spend on SG&A. We do expect to have a leverage model. So, Bryan has been talking about, yes, we’re going to be spending more on branding going forward, but we’re still going to see a lot of leverage because Basics will become a greater part of the overall portfolio, not requiring the same level of branding spend. We’re not going to be adding people at the same rate as...which we’re growing too. So, while it may tick up in absolute dollars, I’m not so sure that we’re going to continue to be running this at a pretty low and mean level here for the foreseeable future. It will allow us to continue to expand margins.

Michael Rehaut

Can I sneak one more in, if possible? Just on price increases. I think you mentioned that you were able to implement 5% to 6% of sales this year. I thought it was something a little bit higher than that. I just wanted to make sure I heard that right. What I’m trying to get at is, you’ve raised prices I think at least 2 or 3 times now if you’re including November. Just trying to get a sense of magnitude of each of those increases and kind of where we are again cumulatively if I did hear you right?

Dennis Schemm

You did hear correctly. And so those price increases were on most of our products. So, they were not on all of those. So those were mid-single-digit price increases on most products. And so, what I’m giving you now is more of a cumulative number across the portfolio. So, you heard correctly at 5%.

Michael Rehaut

Okay. Great, thank you.

Operator

The next question is from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey guys. Congrats on a really strong quarter, just given all the headwinds you’re seeing right now.

Bryan Fairbanks

Thanks Phil.

Phil Ng

It would be helpful to kind of give us a sense how full your lines are running currently, Bryan? Just want to get a better hand on your bandwidth to kind of support that strong double-digit growth? And will you be constrained until new capacity effectively comes on in 2024 at the Arkansas?

Bryan Fairbanks

Well, I see continued opportunities. As we look at the first quarter, we were bringing lines up. Second quarter we were continuing to bring lines up. So, we can run those at full capacity next year depending upon what the market needs from us along the way. We haven’t gotten into exactly where our utilization is at this point. We are working to increase it as we try to fill that channel inventory at this point, but we did lose some revenue in the quarter, we said the same thing last quarter, and we’re not exactly where we want to be for the fourth quarter. We do have improvement opportunities off of our legacy lines replacing some of the equipment, which will allow us to have further growth, and these are all proven return projects that we know how to do to get more out of our existing capacity.

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Phil Ng

Okay. That’s helpful. And then sorry to kind of beat a dead horse. From an inflation standpoint, should we expect to be fully caught up with the November price increase as you exit the year. And then if there was any disconnect on just getting incrementals back to a more normalized level in the fourth quarter, was it all price cost or is there something else we got to fully appreciate?

Bryan Fairbanks

We’ve been running behind all year long, and we’ve continued to take price increases to be able to catch up with that. I’d love to tell you that I’m going to be there right at the end of the year. We still got 45 days left of the quarter here and pricing is…on a lot of things it’s continuing to go up, not at the same level that we saw in late second quarter, into the third quarter along the way. But it’s sure is our intent to get caught up. At the same time, getting caught up within 30 days, probably isn’t the most important thing either. Having a confidence that we can take price in the marketplace, we can drive the margins that we expect, that our investors expect is important and we’ve been able to show that we can do that. But just going out to the market and saying I’m taking x percent tomorrow because my numbers aren’t there, it doesn’t help the market either. So, we’ve given enough time for our channel to get ready for those prices and put them through and part of that is the relationship that we have in our channel and that’s put us a little bit behind where we would prefer to be.

Phil Ng

Okay, super. Thank you.

Operator

The next question is from Ketan Mamtora with BMO Capital. Please go ahead.

Ketan Mamtora

Thank you, and congrats on another strong quarter. Maybe start-off, on the demand side, I’m just curious if you’re seeing more strength on the entry level product or is the demand growth more broad-based across your different product categories?

Dennis Schemm

Yes, we’re seeing that demand growth across all of our portfolio and pretty much in line with where we expected that to be. So, we’re really pleased to be having this product line up with different pricing points. It really is appealing to our large customer base.

Ketan Mamtora

Got it. That’s helpful. And then just switching to the Arkansas facility and not trying to put too final line on it, I recognize that there is kind of a long-term plan here. But is there a way to think about how much you envision to add in ‘24-‘25 in terms of capacity and in terms of your first sort of buildup?

Bryan Fairbanks

So, I think analytically, I’ll give you the keys to the analytical equation here. 70% capacity increase cost us about $200 million. We’re saying about $400 million over a five-year timeframe. I think the only difference there is that we need to build out the infrastructure at that plant. There will be a lot of utility. There’ll be a lot of paving. There’ll be a lot of dirt moving that we didn’t have to do for that existing capacity along the way.

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Ketan Mamtora

Got it. That’s very helpful. I’ll turn it over. Good luck.

Operator

The next question is from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thanks. Good evening and congrats guys on the quarter and Arkansas announcement.

Bryan Fairbanks

Thanks.

Reuben Garner

Most of my questions have been answered, but I do have one kind of longer term one, I wanted to sneak in. When you guys had the capacity announcements before a lot of effort and time spent by the team to do those projects in your existing facilities, and I think some of the focus with you guys being so tight was taken away from some of your continuous improvement initiatives. Would you envision this being different in a couple of years as you’re kind of getting to that stage where you’re able to do both, because it’s a third facility or has your existing team used enough for the capacity additions that it may take away from those in the near term as you’re building out that facility?

Bryan Fairbanks

We can do both. The key thing there is getting the engineering team to full staffing. We’ve got a plan there to what we need to do to get it, where back where we want it to be support the new capacity. Of course, the 200 million capacity is coming off the plate at this point. The last couple of lines are going in Winchester, but we do need to beef up that group and we can do both.

Reuben Garner

Great. Thanks guys, and congrats again.

Bryan Fairbanks

Thanks.

Operator

The next question is from Kurt Yinger with DA Davidson. Also, if you would like to ask a question please press “*” then “1.” Mr. Yinger, please go ahead.

Kurt Yinger

Great, thanks, and good afternoon, Bryan and Dennis.

Dennis Schemm

Good afternoon.

Kurt Yinger

I just wanted to start off on the dynamics between composites and wood recently. I mean there’s just been a lot of commentary from the lumber guys around sky high pricing in the middle of the year taking its toll on demand and as prices have moderated, it seems like the interest from the DIY consumers come back pretty strong. I’m just curious whether you’ve seen any of that, I guess, play out in terms of your own demand trends? And as you kind of step back and think about the two points of conversion versus one point annually in the past, what are kind of the big factors that, I guess, might make you optimistic that this new higher rate of conversion is sustainable?

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Bryan Fairbanks

I think the first important point is the futures market that we all refer to as lumber is builder quality lumber, and customers are going out buying pressure treated lumber, which the chemicals that go into it, the labor that goes into it is more expensive now. So, there is some price increase that’s permanent in that type of lumber. But those prices have come back down again. It’s a much more important part of the story and the strategy is that we’re able to educate those buyers that there are affordable composite products, and it’s not just about selling an Enhance Basics Board, it’s showing them for an extra couple of hundred dollars, you could move to a composite product and then being able to move them up the spectrum of the Trex product line to give them the aesthetic and the performance that they’re looking for. So, the company started down this path of converting against wood, back in about 2017. We started advertising directly against wood. We launched Enhance in 2019 and we started to see that conversion start to pick up. And we’ve gone, of course, through the pandemic, elevated demand people staying at home. But over the long term, the strategy that we put together back in the ‘17-‘18 timeframe is unchanged and those consumers are learning more about composites today and are enticed to purchase them.

Kurt Yinger

Got it, okay. That’s helpful. And then just my second on recycled film pricing, I think, last quarter you talked about that being up maybe mid-teens year-over-year. Could you update us on how that’s been trending in the last few months and relative to maybe lagging the virgin market by a couple of quarters. Are you expecting any incremental cost pressures there as we get into 2022?

Bryan Fairbanks

Yes, I do expect to continue to see some cost pressure around that. We did see that expand let’s call it into the high teens in the third quarter. So those prices are still going up. And, like I said, they tend to lag by about nine months and we’re still in that nine-month lag period. So, we’ll continue to see that move a little bit more.

Kurt Yinger

Okay. I appreciate the color, Bryan. Good luck in Q4 here guys.

Bryan Fairbanks

Thanks.

Dennis Schemm

Thank you.

Operator

The next question is from Alex Rygiel with B Riley. Please go ahead.

Alex Rygiel

Thank you. Very nice quarter gentlemen, a couple of quick questions here. First, can you try to quantify the capacity that you are adding in the fourth quarter?

16	Trex Company, Inc. Monday, November 08, 2021, 5:00 PM Eastern

Dennis Schemm

We talked about there being an opportunity to improve by about 15%. So that would bring us from that 70% over 2019 to 85% over 2019 levels by the end of the year.

Alex Rygiel

It’s helpful. And then as it relates to the Arkansas facility. Could this become your low-cost manufacturing facility? And if so, approximately when?

Bryan Fairbanks

We see the opportunity with Arkansas the proximity to some of our raw materials is more optimized than our other locations. We will have some opportunity with the scale of the operations. It will eclipse at some point our Winchester facility and so we will have some scale opportunities there. It will be the newest technology that we have for running our products, which does give us a better cost along the way. So, I think that’s a fair way to look at it. Offset, I mean, we think with labor, we will have a higher labor cost across all of our facilities. So, we also are looking at automation opportunities. And I don’t see this automation opportunity as taking away anybody’s job. With the growth that we have, there will be plenty of opportunities for our existing Trex employees. But as we build new capacity out, we may not need as many people to run those lines.

Alex Rygiel

Very helpful. Thank you.

Bryan Fairbanks

Great. Thanks, Alex.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thanks everybody for your questions and attendance in today’s conference call. We look forward to speaking with many of you during the quarter at conferences and other events. Thank you and have a great evening. Bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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